Exhibit 99.2

Execution Version

ATENTO LUXCO 1

Fixed Rate Notes due 2025

Purchase Agreement

15 February 2023

To: Each person set out in Schedule 1

Ladies and Gentlemen:

ATENTO LUXCO 1, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B170329 (the “Company”), hereby agrees, subject to the terms and conditions stated herein, to issue and sell to the purchasers set forth on the signature pages hereto and named in Schedule 1 (Information Relating to the Note Purchasers) hereto or set out in a confirmation annex in the form of Schedule 7 (Note Purchaser Confirmation Annex) delivered by GLG Partners Limited, acting in its capacity as general partner of GLG Partners LP, acting in its capacity as investment manager or sub-investment manager (as applicable) (a “Note Purchaser Confirmation Annex”) or that accedes to this Agreement as a Note Purchaser by signing an accession agreement in the form of Schedule 6 (NPA Accession Agreement) (an "NPA Accession Agreement") (the “Note Purchasers”) (a) on the Initial Issue Date (as defined below), its fixed rate notes due 2025 in an original aggregate principal amount equal to the amount of Initial Notes set forth in Schedule 1 (Information Relating to the Note Purchasers) as may be increased via additional commitments provided by Note Purchasers which sign an NPA Accession Agreement hereunder up to $39,600,000 (the “Initial Notes”), and (b) on no more than three Delayed Draw Dates (as defined below) at the sole discretion of the Issuer and any DD Note Purchaser (as defined below), additional fixed rate notes due 2025 in the amounts as may be committed to by any such DD Note Purchaser from time to time up to the DD Commitment Cap (as defined below) (the “Delayed Draw Notes” and together with the Initial Notes, the “Notes”).

The Notes will initially be guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) on the Initial Issue Date by the entities listed on Schedule 2 (Guarantors) hereto (together with the Company, the “Guarantors”).

The proceeds from the sale of the Initial Notes will be used by the Company and its subsidiaries to finance the making of certain payments due in respect of certain Hedging Agreements and its Senior Secured Notes (as defined in the Intercreditor Agreement, as defined in the 2026 Indenture) as well as to finance the payment of fees, costs and expenses incurred by the Group in connection with the Note Documents and the transactions contemplated thereby, and the proceeds from the sale of any Delayed Draw Notes will be used by the Company and its subsidiaries to finance or refinance 2026 Notes or other Indebtedness as agreed by the Note Purchasers, and for its general corporate purposes and working capital (the “Use of Proceeds”).

The Notes will be subject to the Terms and Conditions attached as Schedule 3 (Terms and Conditions of the Notes) hereto (the “Conditions”).

To secure the Company’s obligations under the Notes, certain members of the Group, on or prior to the Initial Issue Date, will enter into the relevant security documents (the “Security Documents”) set forth in Schedule 4 (Security Documents) hereto in favour of GLAS Trust Corporation Limited as the security agent (the “Security Agent”).

Capitalised terms used but not otherwise defined herein have the meanings set forth in the Conditions.

This Agreement amends and replaces in its entirety the note purchase agreement between the Company, the Note Purchasers (as defined therein), the Agent and the Security Agent dated 3 February 2023 (the "Original NPA"), such that on and from the date of execution of this Agreement the Original NPA shall be read and construed for all purposes as set out herein.

As used in this Agreement, the terms “you” and “your” refer to the Note Purchasers.

The Notes have been offered to the Note Purchasers without being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes, the Note Purchasers may only resell or otherwise transfer such Notes pursuant to the exemptions from the registration requirements of the Securities Act promulgated by the
U.S. Securities and Exchange Commission (the “Commission”).

1.	Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, the Note Purchasers that:

(a)	Status

(i)
It and each member of the Group is either a public limited liability company, limited partnership, a company with limited liability, a corporation, a general partnership or other entity duly incorporated (or, as the case may be, organised or established) and validly existing under the law of its jurisdiction of incorporation (or, as the case may be, organisation or establishment).

(ii)
It and each member of the Group has the power to own its assets and carry on its business as it is being conducted save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Binding obligations

(i)	Subject to the Legal Reservations and Perfection Requirements:

(A)	the obligations expressed to be assumed by it in each Note Document to which it is a party are legal, valid, binding and enforceable obligations; and

(B)
 (without limiting the generality of paragraph (A) above), upon completion of the relevant Perfection Requirements, each Transaction Security Document to which it is a party will create the security interests which that Transaction Security Document purports to create and those security interests will be valid and effective.

(c)	Non-conflict with other obligations

(i)
The entry into and performance by it of, and the transactions contemplated by, the Note Documents to which it is a party do not and will not (subject to the Legal Reservations and Perfection Requirements) conflict with:

(A)	any law or regulation applicable to it to the extent or in a manner that such conflict gives rise to a Material Adverse Effect;

(B)	the constitutional documents of any member of the Group; or

(C)
 any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, to the extent or in a manner that such conflict gives rise to a Material Adverse Effect, and with respect to the 2026 Indenture and the SSRCF Agreement, whether or not it has a Material Adverse Effect.

(d)	Power and authority

(i)
It has (or will have on the relevant date(s)) the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Note Documents to which it is or will be a party and the transactions                contemplated by those Note Documents.

(ii)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Note Documents to which it is a party.

(e)	Validity and admissibility in evidence

(i)	All Authorisations required:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Note Documents to which it is a party; and

(B)
 (subject to the Legal Reservations and Perfection Requirements and any notarization, legalisation, translation or registration requirements) to make the Note Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(ii)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or could reasonably be expected to have a Material Adverse Effect.

(f)	Governing law and enforcement

(i)	Subject to Legal Reservations and Perfection Requirements:

(A)	the choice of governing law of the Note Documents, to which it is a party, will be recognised and enforced in its Relevant Jurisdictions; and

(B)
 any judgment obtained in relation to a Note Document, to which it is a party, in the jurisdiction of the governing law of that Note Document will be recognised and enforced in its Relevant Jurisdictions.

(g)	Insolvency

(i)
None of the circumstances set out in paragraphs (d) and (e) of Section 1 of Schedule 5 (Events of Default) of the Conditions applicable to it or any member of the Group have, in each case, subject to the thresholds and exceptions set out in such Sections and the other provisions of such Sections have arisen or (to the best of its knowledge and belief) been threatened against it or any member of the Group, and, in each case, excluding such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

(h)	No default

(i)
No Event of Default (and, when this representation is made on the date of this Agreement and the Initial Issue Date, no Default) has occurred and is continuing or is reasonably likely to result from the issuance of the Notes or the entry into or the performance of any Note Document.

(ii)   No other event or circumstance is outstanding which constitutes (or which would, with the expiry of a grace period or the giving of notice under the relevant document, or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries or to which its (or any of its Restricted Subsidiaries’) assets are subject, in each case, which has or could reasonably be expected to have a Material Adverse Effect or with respect to the 2026 Notes or the SSRCF Agreement, whether or not it could have a Material Adverse Effect.

(i)	Taxation

(i)
Neither it nor any Obligor is materially overdue in the filing of any Tax returns (taking into account any extension or grace period) and neither it nor any Obligor is overdue in the payment of any amount in respect of Tax (taking into account any extension or grace period) unless the failure to pay the Tax could not reasonably be expected to have a Material Adverse Effect.

(ii)
No claims are being asserted against it (or any Obligor) with respect to Taxes which are likely to be determined adversely to it (or an Obligor) and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect.

(iii)	The Company is resident for Tax purposes only in Luxembourg.

(j)	No misleading information

(i)
Save as disclosed in writing to the Agent and the Note Purchasers prior to the date on which these representations are made in accordance with paragraph (bb), all material written factual information provided by it to a Note Party specifically related to the Securities and the property and assets securing the Notes under the Transaction Security Documents in connection with this Agreement was true and accurate in all material respects (taken as a whole) as at the date it was provided and is not misleading in any material respect.

(k)	No proceedings pending or threatened

(i)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, are reasonably likely to be adversely determined, and which if so adversely determined have or could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it, any Obligor or their assets.

(l)	No breach of laws

(i)	It has not (and no Obligor has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(m)	Security and Financial Indebtedness

(i)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement (including the Conditions).

(ii)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement (including the Conditions).

(n)	Ranking

(i)
Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security, other than stated in the respective Transaction Security Document or any other Note Documents.

(ii)
Its payment obligations under the Note Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

(o)	Good title to assets

(i)
It and each Obligor has a good title to, or valid leases or licences of, or otherwise has all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted to the extent to do so has or could reasonably be expected to have a Material Adverse Effect.

(p)	Legal and beneficial ownership, no charges

(i)
It (or each Obligor, as applicable) is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security, which are free from Security other than the Transaction Security and customary rights of counterparties and account banks under the agreement or similar terms and conditions governing the relevant asset.

(q)	Intellectual Property

(i)	It and each member of the Group:

(A)
is the sole legal and beneficial owner of or has licensed to it or are otherwise entitled to use all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted save where failure to do so could not reasonably be expected to have a Material Adverse Effect;

(B)
so far as it is aware, does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or could reasonably be expected to have a Material Adverse Effect; and

(C)
has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it such where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(r)	Centre of main interests and establishments

(i)
For the purposes of the Regulation, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

(s)	Investment Companies

(i)
No Obligor is registered, is required to register, and after giving effect to the issuance of the Securities and application of proceeds therefrom would be required to register, as an “investment company” under the U.S. Investment Company Act of 1940.

(t)	Rule 144A and Regulation S Eligibility

(i)
On the Initial Issue Date and any Delayed Draw Date, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities that are listed on a national securities exchange registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system.

(ii)	There is no “substantial U.S. market interest” (as defined in Regulation S) in the Company’s debt securities (as defined in Rule 902) under the Securities Act.

(u)	No Integration

(i)
Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(v)	No General Solicitation or Directed Selling Efforts

(i)
None of the Company or any of its affiliates or any other person acting on its or their behalf has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S.

(w)	Foreign Private Issuer

(i)	The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and Exchange Act).

(x)	Securities Law Exemptions

(i)
Assuming the accuracy of the representations and warranties of the Note Purchasers contained in Section 5 (Representations and Warranties of the Note Purchasers) and their compliance with their agreements set forth herein, it is not necessary, in connection with the issuance and sale of the Securities to the Note Purchasers, to register the Notes under the Securities Act or to qualify the Indenture under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(y)	No Withholding Tax.

(i)
All payments to be made by the Issuer to a Qualifying Note Purchaser under a Note Document and all interest, principal, premium and, if any, additional amounts, paid by the Issuer, will not be subject to a Tax Deduction.

(z)	Stamp Duty.

(i)
No stamp, issuance, registration, transfer or other similar taxes or duties are payable by or on behalf of the Note Purchasers in Luxembourg on (i) the creation, issue or delivery by the Issuer of the Notes, (ii) the purchase by the Purchasers of the Notes in the manner contemplated by this Agreement, (iii) the resale and delivery by the Purchasers of the Notes contemplated by this Agreement or (iv) the execution and delivery of this Agreement and the other Note Documents and the consummation of the transactions contemplated hereby and thereby.

(ii)
Notwithstanding the above, the registration of the Note Documents (and any document in connection therewith) with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg will be required where (i) the Note Documents are physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration or (ii) the Note Documents are lodged with the notary for his records (déposé au rang des minutes d’un notaire) in which case either a nominal registration duty or an ad valorem duty will be payable depending on the nature of the document to be registered. These registration duties will equally be payable in the case of voluntary registration of the Note Documents with the Administration de l’Enregistrement et des Domaines et de la TVA.

(aa) No “Bad Actor” Disqualification.

(i)
 The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), of  Regulation D under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this paragraph (aa), “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act except that Company Covered Persons do not include (a) any Note Purchaser, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Note Purchaser.

(bb) Times when representations made

(i)
All the representations and warranties in this Section 1 are made on the date of this Agreement and on the Initial Issue Date and each Delayed Draw Date provided that only the Company (and not any other Obligor) shall make the representations and warranties in paragraphs (y) and (z) of this Section 1.

(ii)	The representations in paragraphs (a)-(f), (h) and (n)(ii) of this Section 1 are deemed to be made by each Obligor on the first day of each Interest Period.

(iii)
All the representations and warranties in this Section 1 except paragraph (j) and paragraphs (s) to (aa) (inclusive) are deemed to be made by each Additional Obligor and each Original Guarantor (in each case in respect of itself only) on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor or an Original Guarantor (as the case may be).

(iv)
Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(cc)	Any references to “affiliate” in this Section 1 will exclude the Note Purchasers and any affiliates of the Note Purchasers other than Holdco and any Subsidiary of Holdco.

2.	Purchase, Sale and Delivery.

(a)
Subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Initial Notes, on a date to be notified by the Company to the Agent (the “Initial Issue Date”), to each Note Purchaser and each Note Purchaser, severally and not jointly, agrees to purchase from the Company the Initial Notes (in the aggregate amounts set out opposite their names in Schedule 1 or in the Note Purchaser Confirmation Annex delivered by GLG Partners Limited, acting in its capacity as general partner of GLG Partners LP, acting in its capacity as investment manager or sub-investment manager (as applicable), on or prior to the Initial Issue Date in the form of Schedule 7 (Note Purchaser Confirmation Annex) or in their NPA Accession Agreement (as applicable)) at a purchase price set forth in the first paragraph of Section

4. The Company will provide the Agent at least two Business Days' written advance notice of the Initial Issue Date (which may be given via email).

(b)
Subject to the terms and conditions herein set forth, the Company, if it so elects by notice to the Agent and the relevant Note Purchasers, agrees to issue and sell, on no more than three dates on or before the date falling 6 months after the Initial Issue Date (each such date, a “Delayed Draw Date”) to the Note Purchasers which elect to purchase Delayed Draw Notes in their sole discretion by executing an NPA Accession Agreement in respect thereof or in the Note Purchaser Confirmation Annex delivered by GLG Partners Limited, acting in its capacity as general partner of GLG Partners LP, acting in its capacity as investment manager or sub-investment manager (as applicable) on or prior to the Delayed Draw Date in the form of Schedule 7 (Note Purchaser Confirmation Annex) (each a “DD Note Purchaser” and the amounts of Delayed Draw Notes agreed to be purchased by them in their NPA Accession Agreement (in the aggregate not to exceed $19.2 million (the “DD Commitment Cap”), their “DD Commitment”) and such DD Note Purchasers, severally and not jointly, in their sole discretion, would agree to purchase from the Company the Delayed Draw Notes (in the aggregate amounts not exceeding their respective DD Commitments) at a purchase price set forth in the second paragraph of Section 4. The Company will provide the Agent at least seven Business Days’ written advance notice of any Delayed Draw Date (which may be given via email) and will confirm in such notice the aggregate principal amount of Delayed Draw Notes to be issued on such Delayed Draw Date; provided that the aggregate principal amount of Delayed Draw Notes issued on any Delayed Draw Date shall be no less than $5.0 million; provided further, for the avoidance of doubt once a DD Note Purchaser purchases DD Notes its DD Commitment shall be reduced by a corresponding amount and any remaining DD Commitment to which such DD Note Purchaser may agree to provide shall continue to be available to be drawn by the Company by way of the issue and sale of Delayed Draw Notes in accordance with the terms of this Agreement. Such Delayed Draw Notes form part of a single series with the other Notes and rank pari passu with the Notes and the Transaction Security will be shared pari passu with the holders of the Delayed Draw Notes.

3.	Closing.

(a)
The documents to be delivered on the Initial Issue Date or the applicable Delayed Draw Date by or on behalf of the parties hereto pursuant to Section 9 (Conditions) hereof, including a cross-receipt for the Initial Notes or the Delayed Draw Notes (as applicable), and the Initial Notes or the Delayed Draw Notes, will be delivered at the closing location, all at 9:00 a.m., London time (or such other time as may be agreed between the Company and the Agent), on the Initial Issue Date or the applicable Delayed Draw Date, as applicable.

(b)
The Note Purchasers will only be obliged to comply with Section 2 (Purchase, Sale and Delivery) in relation to purchasing the Initial Notes or any Delayed Draw Notes, as applicable, if on or before the Initial Issue Date or the applicable Delayed Draw Date, as applicable, the Agent (acting on the instructions of the Note Purchasers) has received (or have waived the requirement to receive) all of the documents and other evidence listed in Schedule 5 (Conditions Precedent) hereto in form and substance satisfactory to the Agent (on the instructions of the applicable Note Purchasers). The Agent shall notify the Company promptly upon being so satisfied.

(c)
On the Initial Issue Date or the applicable Delayed Draw Date (as applicable), there shall be no Default or Event of Default outstanding and Condition 12.2 of the Conditions shall be satisfied pro forma for the drawdown (if tested on the date of drawdown).

(d)
The Note Purchasers may advance their subscription amount in respect of the Notes to the Agent in advance of the Initial Issue Date or applicable Delayed Draw Date (as applicable). Such subscription amounts shall be released to the Company only following the confirmation provided above by the Note Purchasers with respect to the documents and evidence referred to in Section 2(a) above. In the event the Initial Issue Date or applicable Delayed Draw Date (as applicable) does not occur within 3 days of the proposed date, the subscription fees shall be returned to the applicable Note Purchasers in the amount funded. The Agent by execution hereof acknowledges the receipt of certain funds from certain of the Note Purchasers prior to the date of this Agreement ("Pre-Funding Note Purchasers") that it holds on the terms set forth above, and agrees that if any Pre-Funding Note Purchaser has advanced funds to the Agent prior to the date of this Agreement which is in excess of its commitment to purchase Initial Notes set out opposite its name in Schedule 1, the Agent will promptly refund such excess to that Pre-Funding Note Purchaser upon receipt of a signed instruction from that Pre-Funding Note Purchaser.

4.
Closing Payment; DD Note Purchasers Issuance Payment. In consideration for the execution and delivery of this Agreement and the purchase of the Securities by the Note Purchasers, subject to the purchase and sale of the Initial Notes occurring in accordance with Section 3 (Closing), the Company agrees to pay the Agent for the account of the Note Purchasers (on a pro rata basis to the Notes purchased by them) an original issue discount or underwriting fee, at the election of each Note Purchaser, in an aggregate amount equal to $2,475,000.00 (the “Closing Payment”), representing 6.25% of the aggregate principal amount of the Initial Notes to be purchased by such Note Purchasers pursuant to this Agreement, provided that the Closing Payment shall be increased to represent 6.25% of the aggregate principal amount of the Initial Notes to be purchased by Note Purchasers that accede to this Agreement by executing an NPA Accession Agreement. The Closing Payment shall be made by way of offset against and as a reduction in the purchase price paid by the Note Purchasers in relation to the Initial Notes on the Initial Issue Date pursuant to Section 2(a) of this Agreement.

In consideration for the execution and delivery of this Agreement and any agreement to purchase Delayed Draw Notes by the applicable DD Note Purchasers in the amounts agreed by such DD Note Purchasers and the Company (subject to the DD Commitment Cap) (any such purchase of Delayed Draw Notes is expressly subject to the satisfaction or waiver of the conditions precedent to the purchase and sale of any Delayed Draw Notes occurring in accordance with Section 3 (Closing) and Section 9 (Conditions)), the Company agrees to pay the Agent for the account of only such DD Note Purchasers (on a pro rata basis to the Delayed Draw Notes purchased by them) an original issue discount or underwriting fee, at the election of each such DD Note Purchaser, in an aggregate amount representing 6.25% of the aggregate principal amount of the Delayed Draw Notes agreed to be purchased by such DD Note Purchasers pursuant to this Agreement (each such payment, the “DD Note Purchasers Issuance Payment”), provided that such DD Note Purchasers Issuance Payment shall be increased to represent 6.25% of the aggregate principal amount of such Delayed Draw Notes to be purchased by Note Purchasers that accede to this Agreement by executing an NPA Accession Agreement. This payment shall be made by way of offset against and as a reduction in the purchase price paid by the relevant DD Note Purchasers in relation to the Delayed Draw Notes on the applicable Delayed Draw Date pursuant to Section 2(b) of this Agreement.

In each case the fees described above will be one-time, fully-earned, non-refundable fees.

5.
Representations and Warranties of the Note Purchasers. Each Note Purchaser, individually and not jointly, hereby represents and warrants on the date of this Agreement (or the date of their NPA Accession Agreement, as applicable) and the Initial Issue Date and each Delayed Draw Date to, and agrees with the Company and the Obligors that:

(a)
Accredited Investor. It is either (i) an accredited investor under Rule 501(a)(1), (2), (3) or (7) under the Securities Act or any entity in which all of the equity owners are such accredited investors (such Note Purchaser, an “Institutional Accredited Investor”),

(ii) otherwise an accredited investor under Rule 501(a) or (iii) it is outside the United States, purchasing the Notes in an offshore transaction, and is not a U.S. person (terms in this clause (iii) have the meanings given them in Regulation S under the Securities Act).

(b)
Terms and Conditions. Each Note Purchaser acknowledges that its purchase of Notes is subject to and based upon all the terms, conditions, representations, warranties, acknowledgements, agreements and undertakings and other information contained in this Agreement (including the representations and warranties of the Company contained in Section 1 (Representations and Warranties of the Company) hereto).

(c)
Unregistered Securities. Each Note Purchaser understands that the Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States, that any offer and sale of the Securities to such Note Purchaser is being made in reliance on the exemption from or a transaction not subject to the registration requirements of the Securities Act in a transaction not involving any public offering. Each Note Purchaser represents and warrants that its purchase of the Securities is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that such acquisition will not contravene any law, regulation or regulatory policy applicable to it.

(d)
Restricted Securities. Each Note Purchaser understands that the Securities may be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and each Note Purchaser agrees that, for so long as the Notes are “restricted securities”, the Notes will not be offered, sold, taken up, delivered, reoffered, resold, pledged or otherwise transferred except (a) to the Company or any subsidiary thereof, (b) in an offshore transaction in accordance with Regulation S under the Securities Act, (c) in a transaction not involving any general solicitation or general advertising pursuant to Rule 144A, (d) pursuant to Rule 144 under the Securities Act (if available), (e) pursuant to an effective registration statement under the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of the United States and any state or other jurisdiction of the United States. Each Note Purchaser understands that no representation has been made by the Company as to the availability of any exemption under the Securities Act or any applicable securities laws of any state or other jurisdiction of the United States for the reoffer, resale, pledge or transfer of the Notes. Each Note Purchaser will give to each person to whom it transfers the Notes notice of any restrictions on the transfer of such Notes.

(e)
Unrestricted Depositary Facilities. For so long as the Notes are “restricted securities,” each Note Purchaser agrees not to deposit the Securities into any unrestricted depositary facility established or maintained by any depositary bank.

(f)
Independent Investigation. Each Note Purchaser has made its own independent investigation and appraisal of the business, results, financial condition, prospects, creditworthiness, status and affairs of the Company, Holdco and each subsidiary and, following such investigation and appraisal and the other due diligence that such Note Purchaser deemed necessary and subsequently conducted in connection with the offering of the Securities, such Note Purchaser has made its own investment decision to acquire the Securities. Each Note Purchaser is aware and understands that an investment in the Securities involves a considerable degree of risk and no U.S. federal or state or non-U.S. agency has made any finding or determination as to the fairness for investment or any recommendation or endorsement of any such investment. Each Note Purchaser has consulted with such financial, legal, tax, accounting and other advisors as it deemed necessary and adequate for that purpose.

(g)
Investment Purposes. Each Note Purchaser is acquiring the Securities for its own account, for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part, in the United States. Each Note Purchaser confirms that it was not formed for the specific purpose of acquiring the Securities.

(h)
Awareness of Offering. Each Note Purchaser confirms that it did not become aware of the offering of the Securities, and the Securities were not offered to such Note Purchaser by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S under the Securities Act or by means of a general solicitation or general advertisement.

(i)
Legend. Each Note Purchaser acknowledges and agrees that each Note issued to a Purchaser that is a U.S. Person (as defined under Regulation S under the Securities Act) will bear a legend substantially to the following effect, unless agreed otherwise with the Company:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Note Purchaser acknowledges and agrees that each Note issued to a Purchaser that is not a U.S. Person (as defined under Regulation S under the Securities Act) will bear a legend substantially to the following effect, unless agreed otherwise with the Company:

“THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND PRIOR TO THE DATE 40 DAYS AFTER THE ORIGINAL ISSUE DATE HEREOF MAY NOT BE TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(j)
Accuracy. Each Note Purchaser acknowledges that the Company and its affiliates and others will rely upon the truth and accuracy of the acknowledgements, representations, warranties and agreements contained in this Section 5 and agree that if any of the acknowledgements, representations, warranties and agreements made herein and in connection with acquiring the Notes is no longer accurate, such Note Purchaser shall promptly notify the Company. Each Note Purchaser shall be deemed to have repeated such representations, warranties, agreements and acknowledgements as of the Initial Issue Date and each Delayed Draw Date.

(k)
Consents. Each Note Purchaser and any person acting on its behalf have all necessary consents and authorities to enable them to enter into the transactions contemplated hereby and to perform its obligations in relation thereto. The entrance into the transactions contemplated by this Agreement and the performance of its obligations in relation thereto will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which they are a party or by which they are bound, and will not violate any provisions of the Note Purchaser’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable.

(l)
Sophisticated Parties. Each Note Purchaser is financially sophisticated and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits, risks and suitability of the Notes.

(m)
Information. Each Note Purchaser understands no disclosure package or offering document will be provided in connection with the issuance of the Notes and the only material disclosed to the Note Purchasers is that information specifically related to the

Securities and the property and assets securing the Notes under the Transaction Security Documents. The Company is not, and none if its affiliates, directors, officers, employees, advisors, agents or representatives is making any representation or warranties concerning any other information provided to or otherwise available to the Notes Purchasers in connection with the issuance of the Notes, including any current or projected financial information, except as specifically set forth in this Agreement, and the Note Purchasers are not relying on any such information in entering into the transactions hereunder.

6.	Covenants. The Company agrees with the Note Purchasers that:

(a)
No Integration. None of the Company, Holdco or any of their respective affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(b)
Investment Company. The Company and Holdco will not be or become, at any time prior to the expiration of the later of (i) one year after the Issue Date, and (ii) one year after any Delayed Draw Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(c)
Taxes. The Company shall pay, and within three business days of demand, indemnify the Note Purchasers against any cost, loss or liability the Note Purchasers incur in relation to all stamp duty, registration and other similar Taxes payable in respect of any Note Document or the Warrant Agreement other than in relation to any transfer, assignment or sub-participation of any Note Purchaser’s rights under a Note Document or the Warrant Agreement (except where the transfer, assignment or sub-participation is made at the written request of the Company).

(d)
Information. Up to and including the Issue Date, the Company will provide the Note Purchasers with all information reasonably required by them in relation to the Group. Any Confidential Information provided in accordance with this paragraph shall be treated in accordance with the terms of Condition 27 (Confidentiality).

(e)
Clearing System. The Company will provide reasonable assistance to the Note Purchasers in arranging for interests in the Notes to be eligible for clearance and settlement through Euroclear and Clearstream.

(f)
Current Financial Information. While the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company and each of the Guarantors will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, furnish to holds of the Securities and prospective purchasers of the Securities designated by such holders, upon request of such holders or prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)
Listing. The Company undertakes to use its reasonable endeavours to have the Notes approved for listing on The International Stock Exchange or another securities exchange agreed to with the prior written consent of the Majority Note Purchasers within 30 days of the Initial Issue Date or any Delayed Draw Date, as applicable.

7.	Agent and Security Agent.

(a)
Each Note Purchaser by its execution of this Agreement or which accepts a transfer or assignment of a Note in accordance with Condition 15 or which accedes to this Agreement by executing an NPA Accession Agreement hereby appoints:

(i)	The Agent as its (and each other Note Party’s) agent in respect of the Notes and the Conditions; and

(ii)	The Security Agent as its (and each other Secured Party’s) security agent and trustee in respect of the Charged Property,

in accordance with the terms of this Agreement and the Conditions.

(b)
Without prejudice of the foregoing, the Note Purchasers hereby grant a special power of attorney, as broad as necessary (including the express authority to self-contract), to the Security Agent, so that it may execute a collateral agency agreement (contrato de agencia de garantías) pursuant to Article 18 of Chilean Law No. 20,190 on behalf of the Note Purchasers. Accordingly, the Security Agent may execute, on behalf of the Note Purchasers, a Chilean public deed or private instrument in order to appoint itself as the Security Agent (agente de garantías) of the Note Purchasers in compliance with the formalities set forth in Article 18 of Chilean Law No. 20,190, with the purpose of representing the Note Purchasers in the creation, amendment or extinction of the pledge to be granted under the Security Documents, and in the joint exercise of the rights that arise for the Note Purchasers thereunder.

8.	Expenses.

(a)
The Company shall promptly and in any event within ten business days of demand (except as set forth in Section 9) (provided that no such demand may be made before the Initial Notes are issued unless this Agreement has been terminated) pay the Note Purchasers the amount of all costs and expenses (including legal fees, subject to any pre-agreed fee arrangements, and in each case as pre-approved by the Company) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security Documents (but subject to the Security Principles); and

(ii)	any other Note Documents executed after the date of this Agreement.

9.	Conditions.

(a)	The obligations of the Note Purchasers to purchase the Initial Notes on the Initial Issue Date shall be subject to the following conditions:

(i)
On or before the Initial Issue Date, the Agent has received or waived (only with the consent of each of the Note Purchasers) the receipt of all of the documents and other evidence listed on Schedule 5 (Conditions Precedent) hereto in form and substance satisfactory to the Agent (acting on the instructions of each of the Note Purchasers (acting reasonably)).

(ii)	No Default or Event of Default is continuing or would result from the offer, sale, purchase or use of the proceeds of the Initial Notes.

(iii)	All the representations and warranties in Section 1 on the Initial Issue Date are true and accurate in all material respects.

(iv)	Delivery of a 6-month cash flow and liquidity forecast by or on behalf of the Issuer.

(b)	The Obligations of the relevant Note Purchasers to purchase the Delayed Draw Notes on any Delayed Draw Date shall be subject to the following conditions:

(i)
No Default or Event of Default is continuing or would result from the offer, sale, purchase or use of the proceeds of the Delayed Draw Notes and Condition 12.2 of the Conditions is satisfied pro forma for the drawdown (if tested on the date of drawdown).

(ii)	All the representations and warranties in Section 1 on the Delayed Draw Date are true and accurate in all material respects.

(iii)
The issue to each of the relevant Note Purchasers, prior to or on the Delayed Draw Date, of additional Warrants in the same proportion and bearing the same terms as the Warrants first issued to the relevant Note Purchasers purchasing those Delayed Draw Notes, as Initial Warrantholders (as defined in the Warrant Agreement) under the Warrant Agreement, provided that the additional Warrants to be issued pursuant to this provision shall not exceed the maximum amount that would trigger a change of control as provided under the Note Documents or any other Indebtedness of the Company or its Subsidiaries.

(iv)
Delivery of a solvency certificate of the Issuer dated as of the Delayed Draw Date (signed by an authorized signatory) in form and substance satisfactory to the Note Purchasers purchasing the Delayed Draw Notes, certifying that it is not subject to nor, as applicable, does it meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, or similar proceedings affecting the rights of creditors generally and no application has been made or is to be made by its manager or directors, as the case may be, or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings.

(v)
Delivery of a solvency certificate of each other Obligor in form and substance satisfactory to the Note Purchasers purchasing the Delayed Draw Notes dated as of the Delayed Draw Date (signed by an authorized signatory) and certifying that the applicable Obligor is not insolvent under applicable law.

(vi)
Delivery of a six-month prospective cash flow and liquidity forecast in respect of the Group (in form and substance consistent in all material respects with such forecast delivered to the Note Purchasers prior to the Initial Issue Date) satisfactory to such Note Purchasers in their sole discretion.

(vii)	Delivery of a certificate of Holdco and each Obligor (signed by an authorised signatory):

(A)	confirming that issuing or guaranteeing or securing (as appropriate) of such Delayed Draw Notes or the Warrants (as applicable) on such

Delayed Draw Date would not breach any borrowing, guarantee, security or similar limit binding on it to be exceeded;

(B)
certifying that each copy document relating to it listed in paragraphs 1 to 5 (inclusive, and as applicable) of Schedule 5 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement (or, if amended or superseded, delivered as part of this certification); and

(C)	with respect to the Issuer’s certificate, a certification that Condition
12.2 of the Conditions is satisfied pro forma for the drawdown (as if tested on the date of drawdown).

(viii)
 Evidence that on or prior to the Delayed Draw Date, the Issuer has paid or will pay or cause to be paid to the Agent for the account of the Note Purchasers purchasing the relevant Delayed Draw Notes a fee in an aggregate amount equal to 5.0% of the principal   amount of Delayed Draw Notes to be issued on that Delayed Draw Date (such fee to be shared pro rata among the relevant Note Purchasers purchasing the relevant Delayed Draw Notes).

(ix)
All fees, charges and expenses incurred by the Note Purchasers (including, without limitation, such fees, charges and expenses of counsel to the Note Purchasers) invoiced on or prior to the applicable Delayed Draw Date will be paid or reimbursed.

(c)	The obligations of the Company to sell the Initial Notes on the Initial Issue Date, and to sell the Delayed Draw Notes on each Delayed Draw Date, shall be subject to the following conditions:

(i)
On or before the Initial Issue Date or the Delayed Draw Date (as applicable), the Company has received from any Note Purchaser that is not an Institutional Accredited Investor, evidence verifying that either (x) it is an accredited investor meeting the requirements of Rule 506(c)(2)(ii)(A)-(C) to the satisfaction of the Company or (y) or it is not a “U.S. person” (as defined in Regulation S under the Securities Act).

(ii)	All representations and warranties of such Note Purchaser under Section 5 are true and correct.

9A. AHG Rights. Each Note Purchaser hereby acknowledges the rights and entitlements granted specifically to those Note Purchasers representing or comprised within the AHG pursuant to the Conditions, including, without limitation, Conditions 13.8 (Restructuring), 13.9 (Exchange Transactions), 13.10 (Receivables Facility) and 26.2(j) (Exceptions), as well as the Event of Default set out in Condition 14.6 (AHG Covenants and Undertakings) and that with respect to an Event of Default arising under paragraphs (a) or (c) of such Condition only the AHG may exercise the enforcement rights set out in Condition 14.7 (Acceleration).

10.
Survival. The respective indemnities, agreements, representations, warranties and other statements of the Company, Holdco, each member of the Group and the Note Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement or any certificate delivered pursuant here to shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of a Note Purchaser or any controlling person of a Note Purchaser, the Company, Holdco, a member of the Group or any officer or director or controlling person of the Company, Holdco or member of the Group, and shall survive delivery of and payment for the Notes.

11.	Notice. All statements, requests, notices and agreements hereunder shall be in writing, and if to
(i) the Note Purchasers in accordance with the instructions specified in Schedule 1 (Information Relating to Note Purchasers) (or in the then applicable Note Purchaser Confirmation Annex or in their NPA Accession Agreement, as the case may be); with a copy to White & Case LLP, 5 Old Broad Street, London EC2N 1DW (Attention: James Greene; email jgreene@whitecase.com), and a copy to Hogan Lovells US LLP, 390 Madison Ave, New York, NY 10017 (Attention: Matthew Schernecke; email: matthew.schernecke@hoganlovells.com) and to Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG, United Kingdom (Attention: Alex Kay: alex.kay@hoganlovells.com), (ii) the Company shall be delivered or sent by mail or email to the Company at 1, rue Hildegard Von Bingen, L-1282 Luxembourg (Attention: The Board of Directors, virginia.beltramini@atento.com); with a copy to Sidley Austin LLP (Attention: Bryan Robson/William Gwyn, brobson@sidley.com and wgwyn@sidley.com) and (iii) the Agent or the Security Agent in accordance with the instructions specified on its execution page to this Agreement. Any such statements, requests, notices or agreements shall take effect upon receipt thereof. Electronic communications between the parties hereto are permissible and shall be effected as follows:

(a)
Any communication to be made between any two parties under or in connection with this Agreement may be made by electronic mail or other electronic means to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five business days’ notice.

(b)	Any electronic communication made between those two parties will be effective only when actually received in readable form.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

12.	Benefit of Agreement and Assignment.

(a)
Except as otherwise expressly provided herein, this Agreement shall be binding upon, and inure solely to the benefit of, the Note Purchasers, the Company and the Agent and Security Agent, and no other person shall acquire or have any right or obligation under or by virtue of this Agreement.

(b)
Each Note Purchaser may allocate, assign, novate, or otherwise transfer or sub- participate any of its rights and/or obligations under this Agreement in the same manner as set forth in Condition 15 (Changes to the Note Purchasers).

13.	Time of Essence. Time shall be of the essence of this Agreement.

14.
Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Company, on the one hand, and the Note Purchasers, on the other, or any of them, with respect to the subject matter hereof.

15.	Governing Law. This Agreement and any non-contractual rights and obligations arising out of or in connection with it are governed by English law.

16.	Jurisdiction of English Courts.

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual right or obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)
This Section 16 is for the benefit of the Note Purchasers only. As a result, no Note Purchasers shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Note Purchasers may take concurrent proceedings in any number of jurisdictions.

(i)	The Company expressly agrees and consents to the provisions of this Section 16 and Section 15 (Governing Law).

17.	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints GLAS Specialist Services Limited (55 Ludgate Hill, Level 1 West, London EC4M 7JW, Attention: DCM – Service of Process Team) as its agent for service of process in relation to any proceedings before the English courts in connection with any Note Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably). Failing this, the Agent (on the instructions of the Majority Note Purchasers) may appoint another agent for this purpose.

(c)
An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Note Document, subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

18.
Third Party Rights. Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any of its terms.

19.
Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
20.
Amendments and Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless made in accordance with Condition 26 (Amendments and Waivers).

21.
Termination. The Company may terminate this Agreement by notice to the Agent and the Note Purchasers at any time prior to the Initial Issue Date. Upon the giving of such notice, all commitments and other obligations of each party to this Agreement shall expire and terminate immediately (and for the avoidance of doubt no amount (including without limitation any Applicable Premium or other fee, premium or penalty) will be payable by the Company or any other member of the Group or Holdco as a result, save for legal fees up to any agreed cap).

22.
Judgment Currency. Any payment on account of an amount that is payable to the Note Purchasers in a particular currency (the “Required Currency”) that is paid to or for the account of the Note Purchasers in lawful currency of any other jurisdiction (the “Other Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or for any other reason shall constitute a discharge of the obligation of such obligor only to the extent of the amount of the Required Currency which the recipient could purchase in the New York or London foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York or London are generally open for business following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased (net of all premiums and costs of exchange payable in connection with the conversion) is less than the amount of the Required Currency originally due to the recipient, then the Company shall within 3 business days of demand indemnify and hold harmless the recipient from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations of the Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any person owed such obligation from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or any judgment or order.

23.
Waiver of Immunity. To the extent the Company or any of its property, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, any of the Note Documents or any of the transactions contemplated hereby or thereby, such entity hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.

24.	Effects of Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Company, the Note Purchasers the Agent and the Security Agent.
(Remainder of this page left intentionally blank)

Very truly yours,

ATENTO LUXCO 1

By: /s/ /Sergio Passos
Name: Sergio Passos
Title: Director

[Signature Page to Purchase Agreement)

INTREPID CAPITAL FUND

By: /s/ Mark F. Travis
Name: Mark F. Travis
Title: President

INTREPID INCOME FUND

By  /s/ Mark F. Travis
Name: Mark F. Travis
Title: President

[Schedules and other signature pages omitted. The Reporting Persons agree to furnish a supplemental copy of any omitted materials to the Securities and Exchange Commission upon request.]